Exhibit 99.1
FOR IMMEDIATE RELEASE
Contacts:
John Kelly, Chief Financial Officer
Smith & Wesson Holding Corp.
(413) 747-3305
Liz Sharp, VP Investor Relations
Smith & Wesson Holding Corp.
(413) 747-3305
lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Posts
Second Quarter Net Sales and Profits
Quarterly Net Sales +39%
Six Month Net Sales +48%
Quarterly Net Income +3%
Six Month Net Income +23%
SPRINGFIELD, Mass., December 6, 2007 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), parent company of Smith & Wesson Corp., the legendary 155-year old company in the global business of safety, security, protection and sport, today announced financial results for its second fiscal quarter ended October 31, 2007.
Net product sales for the quarter ended October 31, 2007 were $70.8 million, an increase of 39.4% over the comparable quarter last year. Gross margin increased to 32.3% for the quarter ended October 31, 2007 as compared to 31.2% for the same period last year. Net income of $2.9 million, or $0.07 per fully diluted share, for the quarter ended October 31, 2007 was $87,000 higher than the comparable quarter last year. Net income of $7.6 million, or $0.18 per fully diluted share, for the six months ended October 31, 2007 was $1.4 million, or $0.03 per fully diluted share higher than for the six months ended October 31, 2006. Net income for the second quarter of fiscal 2008 reflects a 54.5% year-over-year increase in operating expenses, combined with a $1.7 million year-over-year increase in interest expense, both attributable to the acquisition of Thompson/Center Arms in January 2007.
Michael F. Golden, President and Chief Executive Officer said, “The second fiscal quarter was a challenging one for the sporting goods channel for not only Smith & Wesson, but for the entire firearms industry as well. While we delivered a 56.2% increase in sales to the channel for the quarter, this was driven by the addition of Thompson/Center, which we acquired in January of this year. Despite these challenges, we delivered solid performance in the second quarter in both our international and law enforcement sales channels. Our overall results reinforce our strategy to continue to grow and diversify Smith & Wesson into a global leader in safety, security, protection and sport.”

Golden added, “We continued to make significant strides in both the law enforcement and the international sales channels of our business during the second quarter. Our M&P pistols delivered year-over-year growth of 54% and continued to win in the law enforcement arena. Recently, our M&P pistols were selected by a number of new police departments, including the New Mexico State Police, the Charlotte Police Department, and the Syracuse Police Department. To date, the M&P has won over 80% of all law enforcement test and evaluation processes in which it has competed, and has so far been selected by 264 law enforcement agencies across the United States. We will continue to expand this successful product line, designed especially for law enforcement and military professionals, at SHOT Show 2008, to be held February 2-5 in Las Vegas.
International sales were extremely robust during the second quarter at $7.8 million, an increase of 122% over the comparable quarter one year ago. The M&P is delivering a tremendous boost in our efforts to expand in the international military and law enforcement markets, and during the second quarter we secured several new customers in key countries including Mexico, Canada and Thailand. Our M&P pistol is now carried on duty by over 5,000 law enforcement personnel in 13 countries outside of the United States.
As we announced last month, our results for the second quarter of fiscal 2008 in the consumer channel were impacted by a combination of factors, including softness in the market for hunting rifles and shotguns driven by lower than expected consumer demand, an industry-wide buildup of pre-season retail inventories, and unseasonably warm autumn weather, which compressed the fall hunting season. Within the consumer channel, the reduced retail activity not only affected long guns but handguns as well, and was compounded by the fact that inventory in the channel was at an extremely high level, due in part to the anticipation of a strong hunting season. In fact, during the first six months of calendar 2007, federal excise tax data indicates that industry-wide long gun sales into the distribution channel increased 20% year-over-year and handgun sales increased 37% year-over-year. However, federal background check data, which is an indicator of retail purchases, reflects that retail purchases for the same period of time increased by only 5.2%. The resulting, industry-wide inventory buildup, accentuated by lower retail traffic, caused order activity to slow beginning in October. Several manufacturers responded with significant discounts on both long guns and handguns. This caused increased price competition in the channel and served to exacerbate already inflated inventory levels.
Early feedback on our handgun promotions, designed to clear Smith & Wesson product from the sales channel, has been positive. However, industry-wide channel inventories remain high, limiting the ability of both distributors and dealers to purchase products and thereby limiting our sales.
Golden concluded, “Despite circumstances that occurred in our consumer channel during the second quarter and that appear to be continuing throughout the fiscal year, both our long-term outlook and our strategy remain unchanged. Our ongoing sales growth in sporting goods despite the inventory over-stock situation indicates that we continue to grow market share within the consumer channel. Our acquisition and integration of Thompson/Center Arms continues to meet all of our expectations. Moreover, we are dedicated to expanding the Smith & Wesson brand more deeply into non-consumer sales channels and into new non-firearms categories that will diversify our base of revenue and build upon our reputation for safety, security, protection and sport. Today we filed a Form 8-K indicating that we have increased our credit facility to $110 million. We believe this expanded resource positions us to be fully prepared to take advantage of opportunities to grow our business both organically and through acquisitions.
Fiscal 2008 Outlook
We now expect net product sales to increase to approximately $300 million in fiscal 2008, which would represent a 28% increase over fiscal 2007 net product sales. This expectation does not include the results of any potential future diversification initiative, but does include growth in our existing consumer market, as well as continued penetration of the law enforcement, federal government and international markets. We expect gross margins of approximately 32%, a reduction from our earlier expectations, reflecting increased promotional costs, an extended Springfield plant shutdown in December, and the lower absorption rate of overhead costs due to lower production volumes. We now expect net income for the fiscal year ending April 30, 2008 of approximately $17.0 million, or $0.40 per diluted share, which would represent an increase in net income of 33% over net income for fiscal 2007, and an increase in earnings of $0.09 per diluted share, or 29%, over the fiscal year ended April 30, 2007.
We are adjusting our capital expenditure expectations for the balance of fiscal 2008 to reflect our current sales and net income projections. Capital expenditures are now expected to be $15.9 million, a decrease of approximately $1.8 million from our previously announced projection. We do not expect that the lowered capital expenditures will impact our long term growth plans. Free cash flow for fiscal 2008 is now expected to be $29 million, with net cash flow after capital expenditures projected to be $13 million. The strong cash flow will allow us to reserve our newly expanded credit lines solely for growth opportunities.
We expect net sales for the third quarter of fiscal 2008 to increase by approximately 5 to 10% over net sales for the third quarter of fiscal 2007. We anticipate that gross margin as a percentage of sales and licensing in the third quarter of fiscal 2008 will be approximately 26%, due to costs associated with a three week shutdown at our Springfield facility in December, as well as increased costs for consumer focused promotions. As a result, we anticipate net income for the third quarter of fiscal 2008 to be break even.
We expect the industry-wide inventory over-stock situation to improve in the fourth quarter of fiscal 2008, and therefore expect net sales for the quarter of 10% to 15% over net sales for the fourth quarter of fiscal 2007. We anticipate that gross margin as a percentage of sales and licensing in the fourth quarter of fiscal 2008 to improve to approximately 33%. We expect net income for the fourth quarter of fiscal 2008 of approximately $10 million, or $0.22 per diluted share.
Conference Call
The Company will host a conference call today, December 6, 2007, to discuss its second quarter results and its outlook for fiscal 2008. The conference call may include forward-looking statements. The conference call will be Web cast and will begin at 5:00 p.m. Eastern Time (2:00 Pacific). The live audio broadcast and replay of the conference call can be accessed on the Company’s Web site at www.smith-wesson.com, under the Investor Relations section. The Company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
About Smith & Wesson
Smith & Wesson Holding Corporation, a global leader in safety, security, protection and sport, is parent company to Smith & Wesson Corp., one of the world’s largest manufacturers of quality firearms and firearm safety/security products and parent company to Thompson/Center Arms, Inc., a premier designer and manufacturer of premium hunting rifles, black powder rifles, interchangeable firearms systems and accessories under the Thompson/Center brand. Smith & Wesson licenses shooter eye and ear protection, knives, apparel, and other accessory lines. Smith & Wesson is based in Springfield, Massachusetts with manufacturing facilities in Springfield, Houlton, Maine, and Rochester, New Hampshire. The Smith & Wesson Academy is America’s longest running firearms training facility for law enforcement, military and security professionals. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com. For more information on Thompson/Center Arms, log on to www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding the Company’s anticipated sales, income, income per share, cash flows, sales margins, gross margins, expenses, including anticipated energy costs, earnings, capital expenditures, penetration rates for new and existing markets and new product shipments for the fiscal year ending April 30, 2008; the Company’s strategies; the demand for the Company’s products; the success of the Company’s efforts to achieve improvements in manufacturing processes; the ability of the Company to introduce any new products; the success of any new products, including the Military and Police pistol series and long guns(rifles and shotguns); the anticipated benefits of the acquisition of Thompson/Center Arms; the expected financial effect of the acquisition of Thompson/Center Arms; and the effect of the Thompson/Center Arms acquisition on the Company’s growth strategy. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, the ability of the Company to increase its production capacity, the ability of the Company to engage additional key employees, the ability of the Company’s management to integrate Thompson/Center Arms in a successful manner, and other risks detailed from time to time in the Company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2007.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED UNAUDITED STATEMENTS OF INCOME

	For the Three Months Ended:		For the Six Months Ended:
	October 31, 2007	October 31, 2006	October 31, 2007	October 31, 2006
Net product and services sales	$70,775,676	$50,784,461	$145,187,384	$98,388,910
License revenue	620,614	598,035	1,050,454	996,420
Cost of products and services sold	48,318,050	35,312,326	95,950,812	66,637,045
Cost of license revenue	0	15,492	0	15,492

Gross profit	23,078,240	16,054,678	50,287,026	32,732,793

Operating expenses:
Research and development	476,468	362,174	889,005	530,268
Selling and marketing	7,223,154	4,573,201	13,873,600	9,285,133
General and administrative	8,845,011	5,774,835	19,181,882	11,690,020

Total operating expenses	16,544,633	10,710,210	33,944,487	21,505,421

Income from operations	6,533,607	5,344,468	16,342,539	11,227,372

Other income/(expense):
Other income/(expense), net	213,419	(205,574)	176,253	(329,311)
Interest income	9,189	38,595	29,881	69,306
Interest expense	(2,082,840)	(373,259)	(4,316,809)	(718,220)

Total other expense, net	(1,860,232)	(540,238)	(4,110,675)	(978,225)

Income before income taxes	4,673,375	4,804,230	12,231,864	10,249,147
Income tax expense	1,731,575	1,949,266	4,599,573	4,024,867

Net income	$2,941,800	$2,854,964	$7,632,291	$6,224,280

Weighted average number of common and common equivalent shares	40,284,784	39,804,578	40,119,638	39,626,269

Net income per share, basic	$0.07	$0.07	$0.19	$0.16

Weighted average number of common and common equivalent shares outstanding, diluted	48,336,522	41,502,465	48,276,242	41,408,240

Net income per share, diluted	$0.07	$0.07	$0.18	$0.15

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	October 31, 2007	April 30, 2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$590,670	$4,065,328
Accounts receivable, net of allowance for doubtful accounts of $181,676 on October 31, 2007 and $146,354 on April 30, 2007	49,514,344	52,005,237
Inventories, net of excess and obsolescence reserve	51,850,324	32,022,293
Other current assets	5,369,553	4,154,595
Deferred income taxes	7,809,939	7,917,393
Income tax receivable	5,704,748	2,098,087

Total current assets	120,839,578	102,262,933

Property, plant and equipment, net	49,175,126	44,424,299
Intangibles, net	67,483,517	69,548,017
Goodwill	40,677,343	41,955,182
Other assets	10,278,450	10,066,997

	$288,454,014	$268,257,428

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,067,239	$22,636,163
Accrued expenses	11,271,076	9,479,490
Accrued payroll	5,472,813	7,370,804
Accrued taxes other than income	2,088,156	2,648,698
Accrued profit sharing	2,416,028	5,869,677
Accrued workers’ compensation	442,577	428,136
Accrued product liability	2,373,444	2,873,444
Accrued warranty	1,708,020	1,564,157
Deferred revenue	179,915	190,350
Current portion of notes payable	15,652,733	2,887,403

Total current liabilities	63,672,001	55,948,322

Deferred income taxes	21,527,515	23,590,404

Notes payable, net of current portion	119,595,015	120,538,598

Other non-current liabilities	10,661,003	9,074,905

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 41,582,673 shares issued and 40,382,673 shares outstanding on October 31, 2007 and 40,983,196 shares issued and 39,783,196 shares outstanding on April 30, 2007	41,582	40,983
Additional paid-in capital	50,764,744	44,409,668
Retained earnings	28,515,503	20,977,897
Accumulated other comprehensive income	72,651	72,651
Treasury stock, at cost (1,200,000 common shares)	(6,396,000)	(6,396,000)

Total stockholders’ equity	72,998,480	59,105,199

	$288,454,014	$268,257,428